EXHIBIT 99.1

Lightwave Logic Begins the Manufacture of a Multi Integrated Nanophotonic Transceiver (MINT) Prototype to Address Explosive Data Center Growth

Company to Incorporate Proprietary High Power Nonlinear Organic Polymers (NLOPs) to Increase Performance at Reduced Cost

Has Released Completed Chip Design to OpSIS, Inc., for Fabrication on Silicon Wafers

LONGMONT, Colo., March 6, 2014 /PRNewswire/ -- Lightwave Logic, Inc. (LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high speed fiber-optic data communications and optical computing, announced today that it has begun the process of manufacturing its advanced design Silicon Organic Hybrid Transceiver prototype and has released the completed chip design to OpSIS Inc., who will be producing initial silicon wafers.  Delivery of the wafers is expected in early summer.

A Multi Integrated Nanophotonic Transceiver is a communications device that both transmits and receives data--addressing a serious need in telecom and datacom applications.  The integration of NLOPs could dramatically increase data rates; decrease both manufacturing and operating costs and minimize power consumption.  More importantly, it is a multi-channel device capable of transmitting many channels on the same fiber and exceeding 100 Gb/s data throughput.

A recent study by IBM stated that 70% of all mid-sized business have employed cloud-based solutions and several industry experts have estimated that over 2.5 quintillion bits of data are being created and accessed every day. This number continues to expand, pushed by the growth of on-demand movies, picture storage and messaging. There is enormous potential demand for 100 Gb/s transceivers, which has been hampered by a very high cost that approximates several thousand dollars per device. This is due to the current 4 x 25 Gb/s configuration that is limited by the inherent properties of inorganic materials.

Tom Zelibor, Chairman and Chief Executive Officer of Lightwave Logic stated, "We are pleased to begin the manufacture of this important, timely device that addresses the needs of data centers around the world. The unique design of this transceiver has been in the works for quite some time and I am glad to see it taking shape into a functioning device.

"Our organic polymer-based solution is intended to meet the demand for low cost, low power 100 Gb/s interconnections that can offer one multi-channel device at a fraction of the cost of current 4 x 25 Gb/s solutions.  Over and above a lower acquisition cost, organic polymers emit less heat; require less error correction, and run on dramatically reduced voltage to offer a compelling combination of features and benefits to address the specific and pressing needs of both data communications and telecommunications industries. Furthermore, organic polymer-based devices offer a pathway of continuous improvement due to an open molecular architecture that can be altered to improve characteristics.

"OpSIS will be providing us with wafers that will each contain hundreds of devices we will process with various combinations of our electro-optic polymer systems.  This initial application will target inter-data center interconnections of more than 10 kilometers. Our next design will utilize a different wavelength and address the current bottleneck in the rack-to-server layer.  The movement of information within an individual data center is many times larger than what actually enters and leaves."

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Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373
steve@lightwavelogic.com